CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

BANK OF THE WEST
December 23, 2010
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608

Re:    Revolving Credit Facility
Ladies and Gentlemen:
BANK OF THE WEST (the “Lender”) is pleased to make available to AMYRIS, INC., a Delaware corporation (the “Borrower”), a revolving credit facility on the terms and subject to the conditions set forth below. This letter agreement (this “Amendment”) supersedes and replaces the Pledge Agreement dated as of April 29, 2010 between the Lender and the Borrower (the “Existing Agreement”). Terms not defined herein have the meanings assigned to them in Exhibit A hereto.
1.    The Facility.
(a)    The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Maturity Date a revolving credit facility providing for loans (“Loans”) and standby letters of credit (“Letters of Credit”) in an aggregate principal amount not exceeding at any time $10,000,000 (the “Commitment”). Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans and request and extend Letters of Credit until the Maturity Date.
(b)    Borrowings, Conversions, Continuations. The Borrower may request that Loans be (i) made as or converted to Prime Rate Loans by irrevocable notice to be received by the Lender not later than 2:00 p.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 2:00 p.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Prime Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing. Each Eurodollar Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $10,000 in excess thereof. Each Prime Rate Loan shall be in a minimum principal amount of $10,000. There shall not be more than 5 different Interest Periods in effect at any time.
(c)    Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 3.00%; or (ii) the Prime Rate plus 0.50%. All interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed. The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Prime Rate Loan; (ii) for Prime Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Prime Rate plus 2%. Furthermore, at the Lender's discretion, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the Prime Rate plus 2%. Accrued and unpaid interest

Amyris, Inc.
December 22, 2010

on past due amounts shall be payable on demand. In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.
(d)    Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender's loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.
(e)    Loan Fee. The Borrower promises to pay to the Lender on the effectiveness of the Commitment and on each annual anniversary thereof until the Maturity Date a loan fee equal to $5,000.
(f)    Repayment. The Borrower promises to pay all Loans then outstanding on the Maturity Date. The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the date of payment in same day funds in Dollars at the office of the Lender located at San Francisco Commercial Banking Office, 180 Montgomery St., 3rd Floor, San Francisco, CA 94104 or such other address as the Lender may from time to time designate in writing. All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender's income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).
(g)    Prepayments. The Borrower may, upon three Business Days' notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Prime Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments of Eurodollar Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Prepayments of Prime Rate Loans must be in a principal amount of at least $10,000 or, if less, the entire principal amount thereof then outstanding.
(h)    Letters of Credit.
(i)    Subject to the terms and conditions of this letter, from time to time on any Business Day until the Maturity Date, the Lender agrees to issue standby Letters of Credit for the account of Borrower; provided that the aggregate amount of outstanding L/C Obligations shall not exceed $5,000,000 (the “LC Sublimit”). As of the date of this Agreement, the letters of credit described on Exhibit C are outstanding under the Existing Agreement, and upon the effectiveness of this Agreement, will remain outstanding as Letters of Credit subject to the terms and conditions of this Agreement.
(ii)    The Lender shall be under no obligation to issue, extend or amend any Letter of Credit if: (A) any order or decree of any governmental authority, arbitrator or Law shall enjoin, restrain or otherwise inhibit the Lender from issuing such Letter of Credit or shall impose on the Lender any restriction, reserve or capital requirements (for which the Lender is not otherwise compensated under this Agreement) not in effect on the date that the Commitment becomes effective, or shall impose on the Lender any unreimbursed loss, cost or expense which was not applicable on such date; (B) the expiry date of such Letter of Credit, as the same may be extended in accordance with this letter would occur after the Maturity Date; or (C) the issuance of such Letter of Credit would violate policies of the Lender.
(iii)    Each Letter of Credit shall be issued, amended or extended upon receipt by the Lender at least two Business Days prior to issuance of a Letter of Credit Application from a responsible officer of the Borrower that is duly completed.
(iv)    The Lender will notify the Borrower upon receipt of a drawing under a Letter of Credit, and not later than 1:00 p.m. on the date of payment, the Borrower shall reimburse the Lender in an amount equal to such drawing. If the Borrower fails to so reimburse the Lender (and without limiting the Borrower's obligation to so reimburse the Lender), the Borrower shall pay interest on the amount drawn in accordance with the Letter of Credit Application for such Letter of Credit.
(v)    The obligation of Borrower to reimburse Bank for drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with this Agreement under all circumstances, including: (A) any lack of validity or enforceability of any Letter of Credit, this Agreement or any Loan Document; (B) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any other Person); (C) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; (D) any payment by the Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under any Letter of Credit to any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors or other assignee or representative; and (E) any other circumstances, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
(vi)    The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the Bank. The Borrower shall be conclusively deemed to have waived any such claim unless notice is so given.
(vii)    The Borrower agrees that the Lender shall not have any responsibility to obtain any document (other than drafts, certificates and documents expressly required by Letters of Credit) or to ascertain or inquire as the validity or accuracy of any such document or the authority of any Person submitting any such document. Neither the Lender nor any of its affiliates, officers, directors, employees, agents or attorneys-in-fact, correspondents, participants or assignees shall be liable or responsible for any of the matters described in herein except to the extent of any direct damages suffered by the Borrower that were caused by the Lender's willful misconduct or gross negligence.
(viii)    Without limiting the provisions of clause (iv) of this Paragraph 1(h), upon request of the Lender after it honors a drawing under a Letter of Credit for which it is not reimbursed by the end of the first Business Day after the date of payment, on the Maturity Date or if an Event of Default shall occur, Borrower shall immediately cash collateralize all outstanding Letter of Credit obligations. Immediately upon the expiration or other termination of a Letter of Credit, the Lender shall return to the Borrower the full amount of all cash collateral held by Bank to Cash Collateralize such Letter of Credit.
(ix)    Borrower shall pay to Bank a Letter of Credit fee for each Letter of Credit calculated at the rate of 1% per annum on the daily maximum amount available to be drawn under such Letter of Credit. Such fees shall be computed on each Letter of Credit in advance and shall be due on the date on which such Letter of Credit is issued and on each annual anniversary date thereafter until such Letter of Credit expires or otherwise terminates. Borrower shall pay to Bank on demand, on a nonrefundable basis, the customary issuance, presentation, amendment and other processing fees and other standard costs and charges of Bank relating to letters of credit generally.
(x)    In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(i)    Security Interest.
(i)    As security for the payment or performance, as the case may be, in full of its Obligations; and any extensions, renewals or modifications of its Obligations, Borrower hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to Bank, its successors and assigns, and hereby grants to Bank, its successors and assigns, a security interest in, all of Borrower's right, title and interest in, to and under the Collateral (the “Security Interest”).
(ii)    The Security Interest is granted as security only and shall not subject Bank to, or in any way alter or modify, any obligation or liability of Borrower with respect to or arising out of the Collateral.
(iii)    Borrower represents and warrants to Bank that: (A) the Security Interest constitutes (1) a legal and valid security interest in all the Collateral securing the payment and performance of the obligations of the Borrower hereunder, to the extent a security interest therein can be created under the Uniform Commercial Code and (2) subject to the filing of financing statements, a perfected security interest in all Collateral in which a security interest may be perfected by filing pursuant to the Uniform Commercial Code; (B) the Collateral is owned by the Borrower free and clear of any Lien, except for Permitted Liens; (C) except in favor of the Lender, the Borrower has not filed or consented to the filing of any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral.
(iv)    The Borrower agrees (A) to notify the Lender in writing of any change (i) in its official name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in its jurisdiction of organization, the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or corporate structure or (iv) in its organizational identification number; (B) not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral subject only to Permitted Liens; (C) promptly to notify the Lender if any material portion of the Collateral owned or held by the Borrower is damaged or destroyed; (D) to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which the Borrower is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Lender may reasonably request, promptly to prepare and deliver to the Lender a duly certified schedule or schedules in form and detail reasonably satisfactory to the Lender showing the identity, amount and location of any and all material items of Collateral; (E) at its own cost and expense, to take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Lender in the Collateral and the priority thereof against any Permitted Lien; (F) at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Lender may from time to time reasonably request to better assure, preserve, protect and perfect the Security
Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this letter, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith; (G) the Lender and its agents may, at reasonable intervals and upon reasonable prior notice have the right, at the Borrower's own cost and expense, to inspect the Collateral, all records related thereto and the premises upon which any of the Collateral is located, to discuss the Borrower's affairs with the officers of the Borrower and (with the participation of or prior notice to such officers) its independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of accounts or Collateral in the possession of any third Person, by contacting account debtors or the third Person possessing such Collateral for the purpose of making such a verification; (H) at its option, upon prior written notice to the Borrower, the Bank may, subject to any right that the Borrower may have under this letter or any other Loan Document to contest the same, discharge past due taxes, assessments, charges, fees, and Liens (other than Permitted Liens) at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral to the extent the Borrower fails to do so as required by the Loan Documents, and the Borrower agrees to reimburse the Bank on demand for any payment made or any expense incurred by Bank pursuant to the foregoing authorization; provided, however, that nothing in this Paragraph 1 shall be interpreted as excusing the Borrower from the performance of, or imposing any obligation on the Lender to cure or perform, any covenants or other promises of the Borrower with respect to taxes, assessments, charges, fees, or Liens and maintenance as set forth herein or in the other Loan Documents; (I) not make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral, except Permitted Liens; (J) at its own expense, agrees to maintain or cause to be maintained insurance covering physical loss or damage to the Collateral in accordance with this letter.
(v)    The Borrower irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender) as the Borrower's true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that the Borrower at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Lender may without waiving or releasing any obligation or liability of the Borrower hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Lender deems advisable. All sums disbursed by the Lender in connection with this Paragraph 1, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by Borrower to the Lender and shall be additional obligations of the Borrower to the Lender secured hereby.
(vi)    Upon the occurrence and during the continuance of an Event of Default, the Borrower agrees (a) to deliver each item of Collateral to the Lender on demand and (B) that the Lender shall have the right at the same time with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, the Borrower agrees that the Lender shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Lender shall deem appropriate. The Lender shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the
Lender shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Borrower now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Except in the case of Collateral that is perishable or threatens to decline speedily in value, is of a type customarily sold on a recognized market or is subject to collection and application against obligations hereunder, the Lender shall give the Borrower 10 days' written notice (which the Borrower agrees is reasonable notice within the meaning of the Uniform Commercial Code as in effect in California or its equivalent in other jurisdictions) of the Lender's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Lender may (in its sole and absolute discretion) determine. The Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof, but the Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Paragraph, the Lender may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Borrower (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any obligation hereunder from the Borrower as a credit against the purchase price, and the Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Borrower therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Lender shall be free to carry out such sale pursuant to such agreement, and the Borrower shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Lender shall have entered into such an agreement all Events of Default shall have been remedied and the obligations hereunder paid in full. As an alternative to exercising the power of sale herein conferred upon it, Bank may proceed by a suit or suits at law or in equity to foreclose the Security Interest and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

2.	Conditions Precedent to Loans and Letters of Credit.
(a)    Conditions Precedent to Initial Loan. As a condition precedent to the initial Loan and/or Letter of Credit hereunder, the Lender must receive the following from the Borrower in form satisfactory to the Lender:
(i)    the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;
(ii)    a certified borrowing resolution or other evidence of the Borrower's authority to borrow;
(iii)    a certificate of incumbency;
(iv)    if requested by the Lender, a promissory note as contemplated in Paragraph 1(d) above; and
(v)    such other documents and certificates (including legal opinions) as the Lender may reasonably request.
(b)    Conditions to Each Borrowing, Letter of Credit Issuance, Continuation and Conversion. As a condition precedent to each borrowing (including the initial borrowing), continuation and conversion of any Loan and/or issuance of any Letter of Credit:
(i)    the Borrower must furnish the Lender with, as appropriate, a notice of borrowing, continuation or conversion and/or Letter of Credit application that is in a form and in substance satisfactory to the Lender;
(ii)    except to the extent expressly relating to an earlier date, each representation and warranty set forth in Paragraph 3 below shall be true and correct in all material respects as if made on the date of such borrowing, issuance, continuation or conversion; and
(iii)    no Default shall have occurred and be continuing on the date of such borrowing, issuance, continuation or conversion.
Each notice of borrowing, Letter of Credit issuance and notice of continuation or conversion shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3.	Representations and Warranties. The Borrower represents and warrants that:
(a)    Existence and Qualification; Power; Compliance with Laws. It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under the Loan Documents, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (iv) is in compliance with all laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization; Enforceable Obligations; No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower's organic documents and will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected.
(c)    Financial Statements; No Material Adverse Effect. The audited consolidated balance sheet and statements of earnings and cash flow of the Borrower and its Subsidiaries as of December 31,
2009 present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of such date in accordance with generally accepted accounting principles applied on a consistent basis, and since such date, there has been no event or circumstance that has or would reasonably be expected to have a Material Adverse Effect.
(d)    No Material Litigation. No litigation or governmental proceeding is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
(e)    No Default. No Default has occurred and is continuing.
(f)    Use of Proceeds. The proceeds of the Loans will be used solely for general business and in accordance with requirements of law, and will not be used, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(g)    ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state law, including all requirements under the Code or ERISA for filing reports, and benefits have been paid in accordance with the provisions of such Plan except where the failure to be in compliance in all material respects would not reasonably be expected to have a Material Adverse Effect.
(h)    Environmental Matters. All facilities owned or leased by the Borrower or its Subsidiaries have been and continue to be in material compliance with all material environmental laws and regulations.
(i)    Full Disclosure. No statement (whether written or oral) made by the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(j)    Taxpayer Identification Number. The Borrower's true and correct U.S. taxpayer identification number is set forth beneath its signature below.
4.    Covenants. So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated:

(a)	Information. The Borrower shall deliver to the Lender:
(i)    as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;
(ii)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and for the portion of the Borrower's fiscal year then ended, and the related consolidated statements of cash flows and changes in shareholders' equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year;
(iii)    promptly upon the Borrower's obtaining knowledge of any Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto; and
(iv)    from time to time such additional information regarding the financial condition or business of the Borrower and its Subsidiaries as the Lender may reasonably request.
Financial statements required to be delivered pursuant to clauses (i) and (ii) of this Paragraph 4(a) (to the extent any such financial statements are included in materials otherwise filed with the Securities and Exchange Commission (“SEC”)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed beneath its signature hereto; provided that the Borrower shall notify the Lender of the posting of any such financial statements.

(b)	Other Covenants. The Borrower shall, and shall cause each of its Subsidiaries to:
(i)    preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;
(ii)    comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(iii)    pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(iv)    except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted;
(v)    permit representatives of the Lender, during normal business hours, to examine its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants;
(vi)    maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses; and
(vii)    maintain its primary depository and operating accounts with Lender.
(c)    Financial Covenants. The Borrower shall,
(i)    during each fiscal quarter, maintain Liquidity of no less than (a) Ten Million Dollars ($10,000,000) plus (b) an amount equal to (A) two times (B) “Net Cash Used in Operating Activities” of Borrower, calculated using the Borrower's Condensed Consolidating Statements of Cash Flows reflected in the most recent quarterly filing of the Borrower with the SEC; and
(ii)    as of the end of each fiscal quarter, maintain a Current Ratio equal to or greater than 2.00 to 1.00.

5.	Events of Default. The following are “Events of Default:”
(a)    The Borrower fails to pay any principal of any Loan as and on the date when due or the Borrower fails to reimburse the Lender for any drawing under a Letter of Credit as and when required hereunder; or
(b)    The Borrower fails to pay any interest on any Loan, or any commitment fee due hereunder, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or
(c)    The Borrower fails to perform or observe any term, covenant or agreement contained in Paragraph 4(a) or 4(c) hereof; or
(d)    The Borrower fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(e)    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(f)    The Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) in an aggregate amount in excess of $1,000,000 or guaranty obligation in excess of $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to result in such indebtedness being demanded or becoming due or being repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness being made, prior to its stated maturity, or such guaranty obligation becoming payable or cash collateral in respect thereof being demanded; or
(g)    The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to the Borrower or any Subsidiary or to all or any material part of the Borrower's or such Subsidiary's property is instituted without the consent of the Borrower or such Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(h)    The Borrower is unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(i)    One or more final judgments against the Borrower or any of its Subsidiaries is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of $1,000,000 and such judgment remains unsatisfied without procurement of a stay of execution within 30 calendar days after the date of entry of judgment; or
(j)    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Any event or circumstance occurs that has a Material Adverse Effect.
Upon the occurrence of an Event of Default, in addition to exercising any other rights that it may have hereunder or under applicable law or in equity, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.	Miscellaneous.
(a)    All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.
(b)    All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Pacific time.
(c)    The Borrower shall be obligated to pay all Breakage Costs.
(d)    If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender's obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.
(e)    The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.
(f)    No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.
(g)    Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address set forth below such party's name on the signature pages hereto or such other address as may be provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.
(h)    This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.
(i)    In addition to any rights and remedies of the Lender set forth herein or provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower (any such notice being waived by Borrower to the fullest extent permitted by law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
(j)    The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.
(k)    The Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against the Lender for breach in bad faith of the Lender's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. The agreements in this Paragraph 6(j) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents. All amounts due under this Paragraph 6(j) shall be payable within ten Business Days after demand therefor.
(l)    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(m)    This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.
(n)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF SAN FRANCISCO, CA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(o)    THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(p)    If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (i) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (ii) without limiting the generality of Paragraph 6(i) above, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
(q)    The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
(r)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF
PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank.]

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than December 23, 2010.
BANK OF THE WEST

By: /s/ Lebbeus S. Case, Jr.
Name: Lebbeus S. Case, Jr.
Title: Vice President

Address for notices hereunder:
Bank of the West
San Francisco Commercial Banking Office
180 Montgomery Street, 3rd Floor
San Francisco, CA 94104
Attention: Lebbeus S. Case, Jr., Vice President
With a copy to:
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013-1024
Attention: Pauline M. Stevens, Esq.

Accepted and agreed to as of the date first written above:
AMYRIS, INC.
By: /s/ Jeryl Hilleman
Name: Jeryl Hilleman
Title: CFO
U.S. Taxpayer Identification Number: 55-0856151
Website Address: www.amyris.com
Date: 12-23-2010

Address for notices hereunder:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: Jeryl Hilleman, Chief Financial Officer

EXHIBIT A
DEFINITIONS

Breakage Costs:
Any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:
Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State California and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Code:	The Internal Revenue Code of 1986, as amended from time to time.

Collateral:
All now owned or hereafter acquired right, title and interest of Borrower in (a) Accounts, (b) Documents, (c) Chattel Paper, (d) Deposit Accounts, (e) Equipment, Inventory and other Goods, (f) General Intangibles, (g) Instruments and Promissory Notes, (h) Letter of Credit Rights, (i) Commercial Tort Claims, (j) cash and cash accounts, (k) Investment Property, (l) Fixtures, (m) Supporting Obligations and (n) Proceeds of the foregoing; provided, however, that the following items do not constitute Collateral: (i) any Intellectual Property; (ii) any Equipment which is subject to a purchase money Lien permitted under this Agreement in favor of any Person (other than Bank, if the documents relating to such Lien do not permit other Liens, (iii) rights under that certain Plain English Master Lease Agreement dated March 14, 2008, between the Borrower and TriplePoint Capital, LLC, and Equipment financed thereunder, (iv) the Master Lease Agreement with Applied Biosystems dated June 11, 2007 and Equipment financed thereunder, (v) the Master Lease Agreement with Thermo Electron Corporation dated June 4, 2007 and Equipment financed thereunder, (vi) the Siemens Equipment Lease dated February 13, 2008 and Equipment financed thereunder, (vii) more than 65% of the presently existing and hereafter issued and outstanding shares of capital stock of any “controlled foreign corporation” (as defined in the Code) which shares entitle the holder thereof to vote for directors or any other matter, (viii) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest therein or under which an assignment or Lien would cause a default to occur(other than to the extent that any such term would be rendered ineffective by Sections 9406 through 9408 of the Uniform Commercial Code) and (ix) any General Intangible which is the subject of a written agreement which specifically prohibits assignment thereof but only to the extent of such prohibition, and only to the extent that the terms and provisions of a such written agreement, document or instrument creating or evidencing such property or any rights relating thereto expressly prohibit the granting of a security interest therein, making the granting of a security interest therein a breach or event of default or condition the granting of a security interest therein on the consent of a third party whose consent has not been obtained or would cause, or allow a third party to cause, forfeiture of such property upon the granting of a security interest therein or a breach under any written agreement relating thereto. As used in this definition, “Account Debtor,” “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Intermediary,” “Deposit Account,” “Documents,” “Entitlement Holder,” “Equipment,” “Fixtures,” “Financial Asset,” “General Intangibles,” “Goods,” “Inventory,” ”Investment Property,” “Instruments,” “Letter of Credit Rights,” “Proceeds,” “Promissory Note,” “Securities,” “Securities Account,” “Securities Intermediary,” “Securities Entitlement,” and “Supporting Obligations” shall have the meaning assigned to such terms by the Uniform Commercial Code.

Current Asset:	Current assets as determined in accordance with generally accepted accounting principles.

Current Liability:	Current liabilities as determined in accordance with generally accepted accounting principles.

Current Ratio:	Borrower's total Current Assets divided by Borrower's total Current Liabilities.

Debtor Relief Laws:
The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Dollar or $:	The lawful currency of the United States of America.

Environmental Laws:
Any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Environmental Liability:
Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

ERISA:	The Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

Eurodollar Rate:
A fixed rate for an Interest Period determined by Lender's Treasury Desk as being the arithmetic mean of the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m. (London time), on that date, or, if such day is not a Business Day, on the immediately preceding Business Day prior the first day of such Interest Period (adjusted for any and all assessments, surcharges and reserve requirements)

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.

Event of Default:	Has the meaning set forth in Paragraph 5.

Federal Funds Rate:
For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

Hazardous Materials:
All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Indemnitee:	Has the meaning set forth in Paragraph 6(j).

Interest Period:
For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Prime Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Lien:
Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) securing any indebtedness of the Borrower or any Subsidiary or the property, real or personal, of the Borrower or such Subsidiary, whether now owned or hereafter acquired.

Liquidity:
The following assets owned by the Borrower on an unconsolidated basis and not owned by any Subsidiary of the Borrower which (i) are not the subject of any Lien or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the Borrower, and (ii) may be converted to cash within five (5) days: (a) cash and cash equivalents held in the United States; (b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America; (c) Commercial paper rated P-1 or A1 by Moody's or by S&P, respectively; (d) medium and long-term securities rated investment grade by one of the rating agencies described in (c) above; (e) Eligible Stocks; and (f) mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) through (e) above, where “Eligible Stocks” means any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on the New York Stock Exchange, American Stock Exchange or included in the National Market tier of NASDAQ and (iii) has, as of the close of trading on an applicable exchange (excluding after hours trading), a per share price of at least $15.

Loan Documents:	This Agreement, and the promissory note and fee letter, if any, delivered in connection with this Agreement.

Material Adverse Effect:
 (a) A material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

Maturity Date:	December 1, 2012, or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

Permitted Lien:
Any Lien on any asset (other than an asset included in the calculation of Liquidity) (a) securing the obligations of the Borrower hereunder; (b) for taxes, assessments and similar charges not yet due; (c) of materialmen, mechanics, warehousemen or carriers or other like Liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (d) in the nature of a purchase money Lien on or in any property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure indebtedness outstanding on the date here or permitted to be incurred hereunder; (e) in the nature of an attachment and judgment Lien not otherwise constituting an Event of Default which is in existence less than thirty (30) days after the entry thereof or, with respect to which execution has been stayed, payment is covered in full by insurance or the Borrower in good faith is prosecuting an appeal or other proceedings for review and has set aside on its books such reserves as may be required by generally accepted accounting principles with respect to such attachment or judgment; and (f) incidental to the conduct of the business of the Borrower and its Subsidiaries which was not incurred in connection with borrowed money and which does not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of such business.

Person:	Any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

Plan:
Any employee benefit plan maintained or contributed to by the Borrower or by any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

Prime Rate:
The Lender's prime rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Prime Rate Loan:	A Loan bearing interest based on the Prime Rate.

Subsidiary:
With respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Borrower.

EXHIBIT B
FORM OF PROMISSORY NOTE
$10,000,000                                    __________ __, ____
FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation(the “Borrower”), hereby promises to pay to the order of Bank of the West(the “Lender”) the principal sum of Ten Million and No/100 Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to and obligations in respect of Letters of Credit issued for the account of the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), between the Borrower and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.
The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided, however, that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.
This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.
Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of California.
AMYRIS, INC.

By
Name
Title

EXHIBIT C
EXISTING LETTERS OF CREDIT

Irrevocable Letters of Credit Outstanding

L/C #	Dollar Amount	Maturity
[*]	[*]	11/9/2011
[*]	[*]	12/10/2011
[*]	[*]	11/9/2011
[*]	[*]	12/9/2011

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.